UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  FORM 10-SB/A
                                  Amendment #1



                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS
       Under Section 12(b) or (g) of The Securities Exchange Act of 1934


                          MONTGOMERY REALTY GROUP, INC.
                 (Name of Small Business Issuer in its charter)


                Nevada                                        88-0377199
    --------------------------------                       ------------------
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                         Identification No.)



                    400 Oyster Point Blvd., Suite 415
                          So. San Francisco, CA                    94080
                ----------------------------------------         ----------
                (Address of principal executive offices)         (Zip Code)


Issuer's telephone number, including area code:     Telephone (650) 266-8080
                                                    Telecopy (650) 266-8089


Securities registered pursuant to Section 12(b) of the Act:

   Title of each class                Name of each exchange on which registered
         None                                            None

Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, Par Value $0.001
                         ------------------------------
                                (Title of class)

                 SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

         This registration statement contains statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "will," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar words and expressions. Statements that describe Montgomery's future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding Montgomery or its management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance, results, or events and involve risks and uncertainties, such as those discussed below.

         The forward-looking statements are based on present circumstances and on Montgomery's predictions respecting events that have not occurred, which may not occur, or which may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed below. These cautionary statements are intended to be applicable to all forward-looking statements wherever they appear in this registration statement.

                                     PART I

--------------------------------------------------------------------------------
              ITEMS 1 AND 3. DESCRIPTION OF BUSINESS AND PROPERTIES
--------------------------------------------------------------------------------

History

         Montgomery Realty Group, Inc. ("Montgomery"), was organized on August 20, 1997. Shortly after organization, Montgomery issued to its founders 300,000 shares of common stock at $0.05 per share, of which 225,000 shares were purchased by its then officers and directors. Subsequently, Montgomery sold 200,000 shares of common stock to the public at an offering price of $1.00 per share for gross proceeds of approximately $200,000.

         Between August 1997 and approximately June 1998, Montgomery's activities were limited to maintaining its good standing as a corporation under the laws of Nevada and seeking to identify ongoing assets and operations that Montgomery could acquire in exchange for its common stock. In this effort, management reviewed a number of unimproved and improved properties for possible acquisition, but none was purchased. Otherwise, Montgomery did not engage in business operations or have any income. In March 1998, Keith Cannon, a Company stockholder who was aware of the Company's search for operations, introduced Company officers to Dinesh Maniar, who Mr. Cannon knew to have significant real estate holdings, operations, and experience. In approximately March 1998, representatives of Montgomery initiated a review of certain properties and assets of Dinesh Maniar. As this review was being completed, Montgomery and Mr. Maniar initiated discussions of the terms of a possible transaction. For several months after the initial contacts between Company officers and Mr. Maniar, they discussed from time to time the terms of a possible transaction while Company management also considered other opportunities. Finally, the negotiations between Company officers and Mr. Maniar led to the execution on January 12, 1999, of a letter of intent to acquire these properties from him.

         In  June  1999,  Montgomery  completed  the  acquisition  of  its  four properties from Mr. Maniar in the San Francisco Bay Area in exchange for 16,000,000 shares of common stock and Montgomery's assumption of approximately $12,400,000 of indebtedness secured by the properties. In connection with the transaction, Mr. Maniar was appointed president of Montgomery, and persons designated by him were appointed as four of Montgomery's five directors. Property management and development services, as well as general and administrative support, are provided under a contract with Diversified Investment and Management Corporation ("DIMC"), an entity affiliated with Mr. Maniar. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         Montgomery's   executive  offices  are  located  at  400  Oyster  Point
Boulevard, Suite 415, South San Francisco, California 94080. Its telephone number is (650) 266-8080, and its facsimile number is (650) 266-8089.

Business Strategy

         Montgomery emphasizes the following strategies:

         o Lease and operate improved properties to generate current positive cash flow while holding such properties for possible long-term appreciation. Montgomery seeks to purchase or develop commercial properties that can be leased to tenants that management believes are financially sound, based on a review of tenant financial statements, public filings with the SEC, if any, credit reports, and other financial information provided by the tenant or obtained from public sources, on terms that will provide sufficient cash flow to meet or exceed requirements for related mortgage amortization and operating expenses. This enables Montgomery to generate current positive cash flow while achieving possible investment return through potential long-term appreciation. The San Ramon Retail Center and Orchard Supply Shopping Center are examples of the implementation of this strategy.

         o Develop selected properties for either long-term leasing or short term sale. Montgomery seeks to identify and acquire unimproved properties or improved properties with renovation potential that meet Montgomery's cash flow and potential appreciation criteria. In some instances, Montgomery may acquire and hold unimproved properties for future development where the initial acquisition and holding costs are warranted, in the opinion of management, in view of the projected development potential. This approach is illustrated by the Eccles Project in which the unimproved land was acquired from a third party in 1980 by Mr. Maniar and may potentially be developed by Montgomery if not sold or exchanged as proposed under a recent letter of intent. Montgomery's Keker & Van Nest Office Building was acquired from a third party in 1980. Thereafter, Montgomery completed substantial renovations, including a seismic upgrade in 1989. This illustrates the purchase and substantial renovation of an improved property to significantly increase cash flow and appreciation potential.

         o Realization of accumulated appreciation in properties through refinancing or sale or exchange. By generating positive current cash flow, Montgomery is able to retain long-term ownership of properties that Montgomery believes have the potential for significant appreciation. When circumstances warrant, in the opinion of management, Montgomery may seek to realize on appreciation in value by selling a property in order to use the capital for opportunities with greater potential financial return or directly exchanging the property for another property management believes will offer Montgomery a greater potential financial return. In other circumstances, Montgomery may refinance a property to realize on a portion of the appreciated value while retaining the property for potential additional appreciation.

Properties

         Montgomery owns and operates three commercial leased properties containing an aggregate of approximately 80,000 square feet of rentable space. Montgomery also owns a 7.4 acre undeveloped parcel of land in South San Francisco which is subject to a letter of intent for sale or exchange. Its three improved properties, located in San Francisco and San Ramon, California, are leased under long-term leases, with each anchor tenant being a reputable and financially sound tenant, such that the properties currently provide positive cash flow after payment of related mortgage amortization and operating expenses. Montgomery's properties are summarized as follows:

                                                     Land      Building     Constructed/       Lease        Appraised
             Property                    Use       (sq. ft.)   (sq. ft.)     Renovated     Expiration (1)   Value (2)
             --------                    ---       ---------   ---------     ---------     --------------   ---------
Keker & Van Nest Office Building     Professional     6,300     22,300       1907/1989     2004             $6,750,000
710 Sansome Street                   offices
San Francisco, CA

Orchard Supply Shopping Center       Retail         176,854     54,700          1987       2013(3)
1041-1061 Market Place                                                                                       6,500,000
San Ramon, CA

San Ramon Retail Center              Retail           9,300      4,823          1987       2005 to
1021 Market Place                                                                          2009              1,140,000
San Ramon, CA


Eccles Project                       Possible
South San Francisco, CA              sale or
                                     exchange or    322,344          --(4)      N/A        N/A              8,950,000
                                     other use      -------   ----------                                    ---------
                                                    514,798     81,823                                     $23,340,000
                                                    =======     ======                                     ===========

(1) Excluding renewal options.
(2) Based on third party MAI appraisals obtained between September 1998 and November 1999.
(3) Approximately 51,518 square feet are leased to a single tenant (Orchard Supply Hardware, a wholly-owned subsidiary of Sears Roebuck & Co.) under a lease expiring June 2013. The remaining 3,186 square feet are leased to three small tenants under leases expiring at various times between 2003 and 2005.
(4) Montgomery has prepared plans that would provide for construction of a 195,000 square foot office building. Montgomery recently signed a letter of intent to sell or exchange the Eccles Project land. If such sale or exchange is not completed, management will evaluate alternatives to determine whether to undertake development of the office building or a hotel, sell or exchange the property, or enter into a ground lease with a third party.

         Montgomery will continue to manage and operate, through DIMC, the Keker & Van Nest Office Building, the Orchard Supply Shopping Center, and the San Ramon Retail Center. Montgomery recently signed a letter of intent for the possible sale or exchange of the Eccles Project land. Additionally, Montgomery will continue to evaluate, purchase, lease, operate, develop, finance, and sell other properties as deemed appropriate by management and as circumstances permit.

Eccles Project

         The Eccles Project area consists of approximately 7.4 acres of unimproved land located at Eccles Avenue and Gull Road in South San Francisco, California. This area, known as Oyster Point, is approximately four miles from the downtown central business district of South San Francisco. The area has a variety of mixed uses and is dominated by industrial buildings and office parks, many of which have a bioengineering emphasis, such as the Genentech campus in South San Francisco. Marriott Hotels is constructing a new hotel to the west of the Eccles Project at the Oyster Point Blvd. junction with Highway 101. Additionally, Montgomery has recently learned that Hilton Hotels, Inc., has been approved for the development of a 325 room hotel on land across the street from the Eccles Project land. The Eccles Project is accessed from the Oyster Point exit of Highway 101, leading to Oyster Point Boulevard, a two-lane road that is currently being widened into four lanes.

         The Eccles Project land was acquired by Mr. Maniar from a third-party in 1980. The property is currently subject to a First Deed of Trust in favor of Redwood Bank respecting a line of credit in the amount of approximately $2,000,000, bearing interest at the prime rate plus 1%, with no amortization, due and payable in full March 2001.

         In November 1999, Montgomery obtained an appraisal of $8,950,000 for the Eccles Project from The Property Sciences Group, Inc., an independent appraisal company licensed as such in California and whose President is an "MAI", that is a member in good standing of the Appraisal Institute. The Appraisal Institute is an appraisal industry certification organization that specifies minimum appraisal procedures and practices for its members. MAI is a designation awarded by the Appraisal Institute to members that are experienced in the valuation and evaluation of commercial, industrial, residential, and other types of properties.

         The November 1999 valuation was based upon the vacant land with proposed entitlements to construct a proposed 195,000 square foot office building. The appraisal does not take into consideration costs for the development of plans from architects, surveyors, environmental reports, city planning review and recommendation to city council, public review, costs incurred as a result of changes in plans and risks associated with restricted designs. The costs associated with this approval process are typically not quantifiable. Of course, there can be no assurance that Montgomery will be able to obtain approval for its proposed plan or any other development plan.

         Management has evaluated three alternatives with respect to the Eccles Project land: (i) development by Montgomery, either alone or through a joint venture with third parties; (ii) sale or exchange of the property; or (iii) a long-term ground lease.

         Montgomery has prepared conceptual designs for construction of a 195,000 square foot office building with underground and surface parking areas providing space for 800 vehicles on the Eccles Project land. Preliminary design work is required to seek zoning and ordinance approval for the project from the South San Francisco Planning Commission before proceeding to the permitting stage by seeking building permits and related consents to actually commence construction. Management estimates that the construction would increase the appraised value of the property from $8,950,000 to approximately $50,000,000, based on management's review of recent valuations of nearby properties with similar improvements and market rate capitalization of estimated possible rental rates. Management recently reconsidered its development plans because of the approval for Hilton Hotels, Inc., to commence construction of a 325 room hotel on land across the street from the Eccles Project and the number of new hotels that are being developed in the South San Francisco area. These hotels are being constructed to accommodate the recent expansion of the San Francisco International Airport. Management believes that the Eccles Project area has promising potential for construction of a new hotel because it is one of the largest undeveloped sites in the South San Francisco area.

         In addition to development of the Eccles Project as noted above, management also considered the possibility of selling or exchanging the Eccles Project land. A tax-free exchange would allow Montgomery to exchange the Eccles Project for another property that would provide additional opportunities to Montgomery consistent with its strategies while deferring the realization of a taxable gain that would result from a sale of the Eccles Project. Based on these considerations, on April 7, 2000, Montgomery signed a letter of intent with an unrelated party to sell or exchange the Eccles Project at a price of $14,500,000, subject to adjustment at the rate of $72.50 per square foot if the building approved by the South San Francisco Planning Commission is less or greater than 200,000 square feet. Montgomery would be obligated to obtain the South San Francisco Planning Commission approval, based on the preliminary design work completed, unless waived by the buyer. The buyer would reimburse Montgomery up to $75,000 for work associated with obtaining the South San Francisco Planning Commission approval. The buyer's obligations would be subject to its satisfaction about the condition of the property, title matters, and the existing development plans, studies, cost estimates, and similar matters. Montgomery would have the right to designate a property for purposes of a tax-free exchange. If the transaction proceeds, Montgomery intends to seek a property that will be suitable for exchange under Montgomery's business strategy. The letter of intent for the possible sale or exchange of the Eccles Project does not constitute a binding agreement. Montgomery is now preparing a draft definitive agreement to be submitted to the buyer and intends to proceed with the negotiation of a binding agreement. Unless and until a binding contract is executed, Montgomery has the express right to consider other offers or terminate the letter of intent. If completed, Montgomery estimates that the transaction would not be closed until the third quarter of 2000.

         In the event that the sale or exchange as proposed under the recent letter of intent is not completed and Montgomery undertakes development of the Eccles Project by constructing either the proposed office building or a hotel, management estimates that it will require approximately $30,000,000 in construction and permanent financing to undertake such proposed development. This estimated construction cost of approximately $150 per square foot is based on management's experience and familiarity with construction costs for similar buildings in the area. Actual construction and permanent financing may vary materially from this estimate, which is based on management's development experience and not on any third party development, construction and financing evaluation. Montgomery has not obtained binding commitments for such financing and will be dependent on the availability of such financing from commercial lending sources. As a new entrant into the real estate development business in the San Francisco Bay Area, Montgomery may not be able to obtain required financing on favorable terms or at all. Montgomery may attempt to obtain a portion of any such funds and thereby decrease the risk of development by entering into a joint venture or other arrangement with third parties to develop the Eccles Project. However, this would also decrease Montgomery's return on its investment for any development. Some sources of financing may demand that Mr. Maniar, as a principal stockholder, president, and director of Montgomery, personally guarantee company indebtedness, and Mr. Maniar is under no obligation to do so.

         Management has also considered the possibility of entering into a long-term ground lease. This would provide cash flow to Montgomery while eliminating any tax liability associated with the sale of the Eccles Project.

         If the proposed sale or exchange is not completed, Management will continue to evaluate the available options to determine how to proceed with the Eccles Project in a manner that provides the greatest return and cash flow to Montgomery while minimizing risk and advancing Montgomery's strategy. There can be no assurance that management will indeed be successful in identifying and pursuing the best possible financial return to Montgomery for the Eccles Project.


Keker & Van Nest Office Building

         The Keker & Van Nest Office Building is located at 710 Sansome Street, San Francisco, California, with a total land area of approximately 0.1447 acres. The office building is four-stories (including the basement), containing a total leasable floor area of approximately 22,300 square feet. The building is a reinforced masonry building constructed in 1907. The building was renovated in 1989 to meet seismic and other building code requirements and subsequently leased in its entirety to the current tenant, a San Francisco law firm. The law firm leased the building at a monthly rental of $56,395 through December 1, 1999. Pursuant to a lease option exercise by the tenant, the monthly rent increased to $59,190 per month and the lease term was extended for five years until December 2004, unless extended at the option of the tenant for another five years. The building is in excellent condition, based on a third-party property condition report dated November 1998.

         The property is located just north of the downtown central business district in the Jackson Square neighborhood, a historical area consisting primarily of low-rise buildings. Many buildings in this area are of brick construction and have been renovated to accommodate office use. The area has become a niche market location for law firms, graphic designers, and consultants. Retail activity in the area is also niche-oriented with a high concentration of antique dealers in addition to restaurants and business support services. Interstate 80 is located approximately one mile south of the area.

         The property has been owned by Mr. Maniar since he acquired it from an unrelated party in 1980. The property is secured by a First Deed of Trust in favor of Wells Fargo Bank in the approximate principal amount of $4,800,000, bearing interest at the fixed rate of 6.67% per annum, amortized over 30 years, with the unpaid balance due January 2009. An independent MAI appraiser (The Property Group Sciences Group, Inc.) valued this property at $6,750,000 as of October 1998. This property illustrates implementation of Montgomery's strategy of acquiring improved properties that can be renovated significantly to improve cash flow and appreciation potential.

Orchard Supply Shopping Center

         The Orchard Supply Shopping Center is located at 1041-1061 Market Place, San Ramon, California 94583. The lot on which the Shopping Center is located contains approximately 176,854 square feet. The shopping center consists of one building containing 51,518 square feet and another containing 3,186 square feet. The larger building is leased to Orchard Supply Hardware under a lease, with monthly rental payments of $40,802, that expires June 2013. The smaller building is leased to three separate small businesses, for aggregate monthly rentals of $9,510. The property is located in the incorporated city of San Ramon in Contra Costa County, California, approximately 25 miles east of San Francisco and 15 miles east of Oakland.

         Beginning in 1980, major companies began relocating large office facilities to central Contra Costa County, causing an office development boom throughout the subsequent decade. Major corporations have chosen Contra Costa County because of lower rental prices and availability of larger floor-space office space. The property is adjacent to the Bishop Ranch residential development and is defined by numerous retail shopping centers. In addition, the county has undergone residential growth due to its proximity to Silicon Valley and comparatively reasonable real estate prices.

         The property was purchased by Mr. Maniar in December 1991 from an unrelated third-party. The Orchard Supply Shopping Center is secured by a First Deed of Trust in favor of Greenwich Capital Products, Inc., in the approximate principal amount of $5,100,000, bearing interest at 7.05% per annum, amortized over 30 years with the unpaid balance due August 2008. In May 1998, Mr. Maniar obtained an independent MAI appraisal by The Property Group Sciences Group, Inc., of the improved property of $6,500,000.

         There are approximately 220 asphalt-paved parking spaces on the east and southern sides of the shopping center. The improvements were constructed in approximately 1987.

San Ramon Retail Center

         The San Ramon Retail Center was originally part of the Orchard Supply Shopping Center. In 1996, Mr. Maniar caused a subdivision to be created whereby the San Ramon Retail Center became a separate legal parcel.

         The 4,823 square foot building at the San Ramon Retail Center is fully leased to three tenants for approximately $9,500 per month. GST Telecom (a national company whose stock is publicly traded) which occupies approximately 1,281 square feet at a base rent of $2,369.85 per month, together with a monthly impound of $439 per month. GST Telecom's lease expires in March 2008 (subject to option periods). Green Valley Cleaners occupies approximately 1,666 square feet at a monthly rent of $3,165.40 together with a monthly impound of $383. The Green Valley lease expires February 28, 2008 and is personally guaranteed by the owners of Green Valley. Cave Adsum Corporation dba Alphagraphics 503 (an Alphagraphics franchise) occupies the remaining 1,876 square feet at a monthly rent of $3,975.62 together with a monthly impound of $770. The Alphagraphics lease expires October 31, 2004 (subject to a 5 year option) and is personally guaranteed by Donald & Wendy Jardine, the owners of the Alphagraphics franchise. Monthly impounds are charged to each of these three tenants as discussed above, in order to reimburse Montgomery for real estate taxes and certain expenses related to the operation and maintenance of the common areas. The San Ramon Retail Center is 100% occupied.

         The San Ramon Retail Center consists of an approximately 9, 298 square foot site and is located adjacent to Montgomery's Orchard Supply Shopping Center in San Ramon. This property includes approximately 20 parking spaces. Additionally, the site has a reciprocal parking arrangement with the Orchard Supply Shopping Center to the west.

         Mr. Maniar has owned the property since December 1991, when he purchased it from an unrelated third party. The property is secured by a First Deed of Trust in favor of Gross Mortgage Company, Inc., in the approximate principal amount of $545,000, bearing interest at 11% per annum, with no amortization and the unpaid balance is due in June 2000. In January 1999, Mr. Maniar obtained an independent MAI appraisal by The Property Group Sciences Group, Inc., valuing the property at $1,140,000, "as is," or at $1,200,000, fully leased.

Risk Factors

         Montgomery's   proposed   operations   are  subject  to  the  following
substantial risks.

Montgomery's operations will be substantially dependent on Dinesh Maniar.

         In June 1999, Mr. Dinesh Maniar was appointed president of Montgomery. Montgomery will be substantially dependent on the continued participation of Mr. Maniar. The loss of Mr. Maniar's knowledge and abilities could have a material adverse affect on Montgomery's operations and the results of its proposed development and operation of its properties. Mr. Maniar will manage the day-to-day affairs of Montgomery. However, he also owns and manages three other business activities in California: a commercial vineyard operation on approximately 530 acres in Napa and Sonoma Counties; two thoroughbred race horse operations; together with an apartment complex and a retail shopping center. Day to day management of these other businesses is delegated to employees, but Mr. Maniar determines all significant or strategic decisions. Mr. Maniar will not devote his full time and attention to the affairs of Montgomery.

The letter of intent is not a binding agreement, and the sale or exchange may not be completed.

         Montgomery has entered into a letter of intent for the sale or exchange of the Eccles Project property. That letter of intent does not constitute a binding agreement, however, and the sale or exchange may not be completed. Additionally, if the sale or exchange is not completed, the process of attempting to complete the sale or exchange of the Eccles Project property under the letter of intent may delay or otherwise hinder Montgomery's efforts to obtain the best financial return from the Eccles Project property.

If the sale or exchange proposed under the letter of intent is not completed, Montgomery will require substantial additional funds to develop the Eccles Project.

         Montgomery has evaluated certain alternatives with respect to the development, lease, or sale of the Eccles Project land. In the event the sale or exchange proposed under the recent letter of intent is not completed and development and construction is undertaken by Montgomery, management estimates that it will require approximately $30,000,000 in construction and permanent financing to undertake such development. Montgomery has not obtained binding commitments for such financing and will be dependent on the availability of such financing from commercial sources. As a new entrant into the real estate development business in the San Francisco Bay Area, Montgomery may not be able to obtain required financing on favorable terms or at all. Montgomery may attempt to diversify the risk by entering into joint ventures or other arrangements with third-parties. However, this would also decrease Montgomery's return on its investment. Some sources of financing may demand that Mr. Maniar, as a principal stockholder, president, and director of Montgomery, personally guarantee company indebtedness, and Mr. Maniar is under no obligation to do so. If Montgomery cannot obtain the required funds, it will be unable to develop the Eccles Project.

Montgomery is subject to the general risks of real estate ownership.

         Ownership and operation of real estate involves certain risks that may be beyond the control of Montgomery or its officers and directors, including:

         o     adverse changes in general economic conditions;
         o adverse changes in local conditions, such as excessive building resulting in an oversupply of commercial units in an area where Montgomery's properties are located;
         o     reduction in the appeal of particular types of properties;
         o reduction in the cost of operating competing properties or decreases in employment that reduce the demand for properties in the area;
         o the possible need for unanticipated renovations, particularly in older structures;
         o     adverse changes in surrounding land values;
         o adverse changes in zoning laws, other laws and regulations and real property tax rates;
         o     damage from earthquakes or other natural disasters;
         o     the availability and expense of liability insurance; and
         o the ability of the enterprise to provide for adequate maintenance of its property.

There can be no assurance that any property will be sufficiently occupied at rents sufficient to ensure sustained operations or allow adequate cash flows to Montgomery. The success of Montgomery and any of Montgomery's investments will depend upon factors that may be beyond the control of Montgomery, Montgomery's directors, or any of its officers, and cannot be predicted at this time.

Montgomery's properties are subject to substantial encumbrances.

         In acquiring its current properties, Montgomery assumed related liabilities aggregating approximately $12,400,000, as compared to independent MAI appraisals of market value dated between September 1998 and November 1999, aggregating $23,340,000. Montgomery will have to incur substantial additional indebtedness to develop the Eccles Project if it determines to undertake development and construction. In the event Montgomery is unable to make any required payments due under any indebtedness secured by its properties, the secured party could foreclose on the related property and Montgomery's operations would be adversely affected.

Management may not identify the optimum use of the Eccles Project land.


         Although management evaluated alternatives to development, sale, exchange, or lease of the Eccles Project and has entered into a letter of intent to sell or exchange the Eccles Project property, there can be no assurance that management will in fact be successful in its efforts to pursue the alternative that will provide the greatest financial return while minimizing economic risk to Montgomery.


Montgomery's development of the Eccles Project will be subject to construction and development risks.

         In the event Montgomery undertakes development of the Eccles Project or any other property, such construction and development activities will expose Montgomery to certain risks such as cost overruns, carrying costs, availability and costs of materials and labor, weather conditions and government regulation. Additionally, Montgomery will incur costs in connection with the design and implementation of any development and costs in connection with performing certain oversight and review functions, including costs for reviewing construction design proposals, negotiating and contracting for feasibility studies and supervising compliance with local, state or federal laws and regulations.

Montgomery's officers and directors are subject to conflicts of interest.

         Montgomery's officers and directors and their affiliates have been, are, and will continue to be subject to significant conflicts of interest. Officers and directors will be subject to competing demands for their limited time as they divide their attention between managing Montgomery and their other business and investment interests. In some instances, officers and directors, particularly Mr. Maniar, will invest in real estate without participation by Montgomery. Such persons will be responsible for allocating such portions of their time as they may deem appropriate to the business affairs of Montgomery. Mr. Maniar is the sole owner, president, and a director of DIMC, which provides a broad array of services to Montgomery. The terms of the arrangement under which Montgomery obtains property management services, legal, accounting, and bookkeeping services, administrative support and office use from DIMC are all provided pursuant to the terms of a management contract pursuant to which DIMC receives a minimum of $7,500 per month as payment for these services (increasing to $10,000 per month in June 2000 and $15,000 per month in June 2001). While this contract was approved by a unanimous vote of Montgomery's outside directors (Mr. Maniar abstained because of the conflict of interest resulting from his affiliation with both Montgomery and DIMC), this does not guarantee the absence of a conflict of interest. There can be no assurance that any of the foregoing or other conflicts of interest will be resolved in favor of Montgomery or its stockholders. Montgomery has adopted no policies respecting the resolution of actual or potential conflicts of interest.

         Under Nevada law, Montgomery's officers and directors are obligated to exercise their powers in good faith and with a view to the interests of the corporation, considering both the long-term and short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation from ownership by an acquiring entity. No transaction between Montgomery and one or more of its officers or directors, an entity in which such officers or directors also serve as officers or directors, or in which they have a financial interest, is void or voidable if any of the following occur:

         o the fact of such common directorship, office, or interest is disclosed or known to the board or committee and noted in the minutes and a majority of the board or committee approves the transaction in good faith, without counting the vote of common or interested directors;

         o the fact of such common directorship, office, or interest is disclosed or known to the stockholders and the transaction is approved by the holders of a majority of the common stock, with the stock of the common or interested directors voting;

         o the fact of the common directorship, office, or financial interest is not known to the person having such common directorship, office or financial interest when it is considered by the board of directors; or

         o the transaction is fair to Montgomery at the time it is approved or ratified.

         Although Mr. Maniar has abstained, in accordance with the foregoing provision, from voting as a director on matters in which he has a conflicting interest, he is not required and does not intend to abstain in matters submitted to the stockholders for approval under the foregoing provisions. Inasmuch as Mr. Maniar currently owns beneficially approximately 97.3% of the issued and outstanding common stock, he would be able to assure stockholder approval of any transaction in which he is an interested person.

See "Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

         Montgomery's articles of incorporation provide that the personal liability to the corporation of officers and directors for breach of fiduciary duty is limited to acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law.

         Mr. Maniar, as the beneficial owner of approximately 97.3% of Montgomery's issued and outstanding common stock, also owes a fiduciary duty to Montgomery and its other stockholders, particularly when considering mergers, sales of assets, or other extraordinary matters requiring stockholder approval. Such fiduciary duty generally may be breached if Mr. Maniar acts as a controlling stockholder to oppress the minority or approve matters that are unfair to Montgomery and its other stockholders.

The appraisals of the properties acquired by Montgomery from Dinesh Maniar are subject to numerous uncertainties.

         The number of shares of common stock that Montgomery issued to acquire its principal properties from Mr. Maniar was determined in large part on the aggregate appraised market valuation of such properties by independent MAI appraisers. There are numerous uncertainties inherent in estimating the value of real estate. The estimated values set forth in the appraisals are based on various comparisons to sales prices of other properties; predictions about market conditions, demand, vacancy rates, and other factors; assumptions about the property's condition, conformance with laws and regulations, absence of material defects, and a variety of numerous other factors; estimates of lease revenues and operating expenses, and other items. Any significant change in these comparisons, predictions, assumptions, and estimates, most of which are beyond the control of Montgomery, could materially and adversely affect such estimated market values. Montgomery cannot assure that it would be able sell the properties at a price at or above their appraised market valuation.

         In obtaining the property appraisals, it was in Mr. Maniar's best interest to obtain high market valuations in order to enhance his ability to obtain desired refinancing of the related indebtedness and to increase the number of shares of common stock issuable to him on conveyance of the properties to Montgomery.

Montgomery's operations will be affected by variances in rental income.

         Montgomery's real property investment returns depend in large part on the capital appreciation in property values and amount of income earned as compared to related expenses incurred. Most of Montgomery's properties are leased under long-term arrangements that restrict Montgomery's ability to increase rents. If Montgomery's properties do not generate revenues sufficient to meet operating expenses, debt service and capital expenditures, which may be subject to increases outside of Montgomery's control, Montgomery's income will be adversely affected. Further, Montgomery cannot assure that the value of its properties will appreciate.

Montgomery's expenditures for property ownership are fixed.

         Various significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance expenses, generally are not reduced when circumstances cause a reduction in revenue from the investment. Thus, Montgomery's operating results and cash flow may decline materially if its rental income is reduced, since its expenses will not be correspondingly reduced.

Montgomery's real estate investments may be illiquid.

         Real estate investments are relatively illiquid, which limits Montgomery's short-term ability to restructure its portfolio in response to changes in economic or other conditions. The appraisals obtained for the properties estimate a 9-12 month period for marketing the properties such that immediate liquidity at said values is not available.

Montgomery's properties are geographically concentrated.

         All of Montgomery's properties are located in the San Francisco Bay Area. Adverse economic factors or other changes in this area could adversely impact Montgomery's operations and revenues.

Montgomery has few tenants.

         Most of Montgomery's properties are occupied by a single tenant or a limited number of tenants, many of which are large, financially stable entities. Two tenants currently occupy about 90% of Montgomery's leaseable square feet and lease revenues from the two tenants represented approximately 88% and 91% of Montgomery's income during 1998 and 1997, respectively. Losing a key tenant could adversely affect Montgomery's operating results while it seeks a qualified replacement from a limited number of potential large tenants. Montgomery may incur costs for renovation, leasing emissions or the construction of leasehold improvements if tenants are changed, particularly if a property with a single large tenant is converted to multiple tenant use.

Title to Properties

         In connection with acquiring its properties from Mr. Maniar, Montgomery conducted a due diligence review of title to the properties. In addition, Montgomery purchased title insurance coverage from a major title insurance company, insuring marketable title to all four properties in the name of Montgomery in the full amount of the valuation set forth in the appraisals obtained by Mr. Maniar in connection with refinancing of the properties in 1998 and 1999. Based on the foregoing, Montgomery believes it has clear and marketable title to the properties, except for the obligations assumed and outlined above.

Operational Hazards and Insurance

         Montgomery does not directly operate its properties but instead has engaged DIMC, a licensed property management company affiliated with Mr. Maniar, to render such services. This procedure allows Montgomery to transfer most operational matters to DIMC, which is 100% owned by Mr. Maniar; he is a director (one of three) and the President. DIMC maintains liability insurance in the amount of $1,000,000, but does not have any other insurance on which Montgomery could rely should DIMC be negligent in its duties.

         Montgomery maintains $1,000,000 in liability insurance with respect to each of its properties, together with a $10,000,000 umbrella policy which is placed with A+ VIII or better companies, as determined by Best's Rating System. Montgomery also maintains property insurance for each of its properties in an amount Montgomery believes represents the full replacement cost, except that Montgomery does not maintain any property insurance for the building occupied by Orchard Supply Hardware, as Sears, Roebuck & Co., the parent corporation, self-insures the property damage risk on that property, pursuant to the terms of the lease.

         Montgomery's insurance is an "All Risks" type of insurance and covers most commercial risks associated with the ownership of real property. All of Montgomery's properties are located in areas that are subject to earthquake activity. Except for the Keker & Van Nest Office Building, Montgomery's insurance policies do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake. Additionally, the amount of earthquake insurance may not be adequate to cover all losses. Montgomery does not maintain any other insurance that would protect it from acts of nature, war, or other catastrophe, as Montgomery generally does not consider such insurance coverage to be economical. If an earthquake or other similar catastrophe occurs and results in substantial damage, Montgomery's investment could be lost, which would have a material adverse effect on Montgomery's financial condition and operating results. Notwithstanding the damage or destruction of properties and related improvements, Montgomery could remain obligated to repay the indebtedness secured by such property.

Government Regulation

         Montgomery's activities are subject to extensive federal, state and local laws and regulations which can have substantial impact upon the acquisition, development, and management of real estate. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in Montgomery's business, the extent of which cannot be predicted.

State and Local Regulation

         The commercial real estate industry is subject to extensive state and local government regulation, including zoning restrictions, building code requirements, environmental law, the Americans with Disabilities Act of 1990 (the "ADA") and similar laws. All of the properties owned by Montgomery currently comply with all relevant zoning, building, environmental, and ADA laws; however, there can be no assurance that these laws might be changed so as to impose upon Montgomery the legal duty to make changes to its properties so as to comply with said laws.

         Prior to its acquisition of the properties from Mr. Maniar and as part of its due diligence review, Montgomery reviewed the Phase I environmental reports, seismic studies, building condition reports, and certain other relevant documentation to assure that the properties acquired were in good to excellent condition and did not violate any applicable governmental law or regulation. Although Montgomery concluded that no such difficulties exist, it is possible that a latent defect or other condition was unknown at the time of the acquisition (or not ascertainable) and which would impose liability on Montgomery.

Environmental Regulations

         Under various federal, state, and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous substances on its property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous substances. The costs of remediation or removal may be substantial, and the presence of the hazardous substances, or the failure to promptly remediate them, may adversely affect the owner's ability to sell the real estate or to borrow using the real estate as collateral. In connection with its ownership and operations of the properties, Montgomery may be potentially liable for the costs of removal or remediation of hazardous substances.

         Phase I environmental reports on Montgomery's properties dated as follows report an absence of any significant or adverse quantities of toxic waste or hazardous materials at the properties:

                  Keker & Van Nest Office Building   November 1998
                  Orchard Supply Shopping Center     May 1998
                  San Ramon Retail Center            November 1995
                  Eccles Center                      March 1998

Safety and Health Regulations

         Montgomery's properties are subject to the ADA. Under the ADA, all places of public accommodation are required to comply with certain federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that buildings and services (including restaurants and retail stores) be made accessible and available to people with disabilities. The ADA requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages.

Competition

         The real estate business is intensely competitive in all of its phases, and Montgomery competes with many real estate investment and development firms, including individuals, insurance companies, real estate investment trusts and other entities, most of which have greater financial resources. Montgomery expects keen competition from a variety of sources for attractive real estate investment and development opportunities. Competition among private and institutional purchasers of real property has increased substantially in recent years, with resulting increases in the purchase prices paid for real property and higher fixed costs.

Employees and Consultants

         Montgomery obtains all of its services through outside management companies and through outside consultants. Montgomery does not have any employees other than the officers of Montgomery, who presently serve without compensation (other than appreciation in stock prices). In December 1999, it was determined each director would receive $300 for each meeting attended. Additionally, on December 22, 1999, Montgomery granted each existing director options to purchase 10,000 shares of common stock, exercisable until December 31, 2002, at an exercise price of $3.125 per share, which is greater than the market value of the common stock as of the date of grant. Montgomery obtains all of its property management services from DIMC and must rely upon the employees and other facilities of DIMC for all day-to-day management decisions and actions. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Montgomery's legal and accounting work is done primarily through outside law firms and CPA firms, although most routine transactions are handled through the staff attorneys, accountants, and other employees of DIMC. The management contract with DIMC has a five-year term.

Offices and Facilities

         Montgomery obtains the shared use of executive space and related services at 400 Oyster Point Boulevard, Suite 415, South San Francisco,
California 94080, under a cost reimbursement arrangement with DIMC, an affiliated company. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

--------------------------------------------------------------------------------
        ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
--------------------------------------------------------------------------------
Overview

         The following discussion should be read in conjunction with the Financial Statements of Montgomery and the Notes thereto appearing elsewhere herein.

         Montgomery is a real estate company that emphasizes investment in both development real estate assets and income producing real estate assets. Montgomery is engaged in the ownership, leasing, management, operation, development, redevelopment, acquisition, and sale of real estate assets in the Greater San Francisco Bay Area. Montgomery currently owns retail shopping centers and an office building and has a project for which it has recently entered into a letter of intent to sell or exchange. Montgomery conducts all of its real property management activities through a written management agreement with a related corporation, Diversified Investment & Management Corporation ("DIMC"), which is 100% owned by the majority stockholder, Mr. Maniar. Mr. Maniar currently owns in excess of 96% of the stock of Montgomery.

         Montgomery's financial condition and results of operations were substantially changed by the acquisition of its four (4) properties from Mr. Maniar in June 1999. These four properties are: (1) the Keker & Van Nest Office Building in San Francisco; (2) the Orchard Supply Shopping Center in San Ramon, California; (3) the San Ramon Retail Center in San Ramon, California; and (4) the Eccles Project land located in South San Francisco, California. These assets, which have an appraised value of approximately $23,340,000 based on independent appraisals, were sold to Montgomery by Mr. Maniar in exchange for
16,000,000 shares of Montgomery's stock and the assumption of related indebtedness by Montgomery of approximately $12,400,000, together with payment of certain costs associated with the transfer. The transaction with Mr. Maniar closed on June 8, 1999.

         With the acquisition of these assets, Montgomery became an operating real estate company with approximately 80,000 square feet of leaseable property and approximately 7.4 acres of land ready for development in South San
Francisco, California. The lease space is currently 100% occupied. Management has evaluated certain alternative with regard to the development, sale, exchange, or lease of the Eccles Project property and has recently entered into a letter of intent to sell or exchange the Eccles Project property.

Basis of Presentation of Financial Information

         The acquisition of the four properties was accounted for as a "reverse acquisition" whereby, for accounting purposes, the properties acquired Montgomery under the purchase method of accounting and, due to the lack of significant prior Montgomery operations, was substantially recorded as a recapitalization. Accordingly, the historical financial statements have been restated after giving effect to the June 8, 1999, acquisition of Montgomery. The financial statements were prepared to give retroactive effect to January 1, 1998, of the reverse acquisition completed on June 8, 1999, and represent the operations of the properties. Consistent with reverse acquisition accounting:
(i) all properties, assets, liabilities, and accumulated deficit are reflected at the properties' combined historical cost (as the accounting acquirer); and
(ii) the preexisting outstanding shares of Montgomery (the accounting acquiree) are reflected at their net asset value as if issued on June 8, 1999. In addition, the benefit of deferred tax assets created by the contribution of the properties on June 8, 1999, has been recorded as additional capital. Distributions shown in the accompanying statement of stockholders' deficit represent the properties' cash flows, and refinancing proceeds distributed to Mr. Maniar prior to the reverse acquisition.

Results of Operations

         Montgomery's net loss (after extraordinary items) decreased from $361,051 to $154,902, or 57.1%, for 1999 compared to 1998.

         Montgomery's total revenues increased from $1,316,794 in 1998 to $1,369,977 in 1999, or 4.0%, primarily because of two factors: (a) rental payments commenced November 1999 under the new lease with Alphagraphics 503 at the San Ramon Retail Center, and (b) rental increases took effect December 1, 1999 in the base rent from Keker & Van Nest. Additionally, increases in tenant recoverables attributable to both the Orchard Supply Shopping Center and the San Ramon Retail Center effected total revenue. Montgomery expects that it will continue to incur minor variations in rental income due to differing levels of expenses reimbursable under the lease, as well as by reason of increases in certain base rents due to increases in the Consumer Price Index. Currently, with the exception of the Eccles Project, all of Montgomery's properties are 100% leased under lease terms extending beyond the end of 2000 so that no rent reductions due to vacancies are expected for the balance of the current year.

         Total operating expenses increased to $642,960 during 1999 from $590,504 during 1998, or approximately 9.1%, due primarily to an increase in administrative expenses.

         Net interest expense was approximately equal during 1999 and 1998, reflecting a lower weighted average interest rate in 1999 offset by larger loan amounts. As a result of refinancings in late 1998 and early 1999, the previous outstanding loans with principal balances aggregating approximately $10,500,000 at a weighted average interest rate of 8.3% per annum were refinanced with loans with aggregate original principal balances of approximately $12,400,000 with a weighted average interest rate of 7.35%.

         Extraordinary item expenses of $153,077 for 1998 was a non-recurring item. Extraordinary items include prepayment penalties and unamortized loan fees that were written off due to the early extinguishment of debt in connection with 1998 refinancing activity.

Liquidity and Capital Resources

         Montgomery has met its requirements for liquidity and capital resources principally from cash provided by operating and financing activities.

Operating Activities

         Operating activities provided net cash of $145,518 and $11,467 for 1999 and 1998, respectively. Noncash expenses related to depreciation and amortization of $275,188 in 1999 more than offset the net loss. In 1998, depreciation and amortization of $329,566 and write-off of deferred loan costs of $101,558 together more than offset the net loss. In addition, during 1999, fluctuations in accrued interest and security deposits and prepaid rent provided an aggregate of $77,974 in cash. During 1998, fluctuations in accrued interest and security deposits and prepaid rent used cash of $131,210.

Investing Activities

         During 1999 and 1998, investing activities used varying amounts of cash due to additions to properties for tenant improvements or payments for lease commissions and loan costs. These amounts will continue to vary depending on the level of activities of Montgomery in refinancing existing obligations, entering into new leases, or constructing improvements.

Financing Activities

         Montgomery's financing activities reflect the results of its debt and equity transactions. During 1999, financing activities provided net cash of $52,770 as a result of both issuances of common stocks and notes offset by distributions and principal payments on notes.

         During 1998, financing activities provided net cash of $199,080, reflecting the net funds provided by refinancing of certain of Montgomery's secured indebtedness and the distribution of financing proceeds to Mr. Maniar.

         Montgomery has net cash flow from its current activities, which it believes it will be able to continue on a long-term basis, providing sufficient cash to cover activities other than new acquisitions or developments while sheltering cash flow from income tax by reason of the net taxable loss that is generated by depreciation and amortization. However, Montgomery's positive cash flow may not be sufficient to fund expansion or acquisitions. Montgomery currently generates positive cash flow from operations with noncash expenses such as depreciation and amortization generating a net loss. Montgomery plans to achieve net income once the Eccles Project is sold, exchanged, or developed, as any of those courses of action will enable Montgomery to acquire an income producing asset to replace a real estate asset that currently generates a net loss based upon its carrying costs.

Equity in Real Estate

         Montgomery's properties have a value of approximately $23,340,000 based on independent appraisals obtained between September 1998 and November 1999, as compared to the historical cost, net of depreciation, of $8,513,506 with which such properties are reported in its financial statements as of December 31, 1999. The related indebtedness secured by such properties totaled $12,338,166 as of December 31, 1999. Montgomery believes that the amount by which the appraised value of its properties exceeds the related indebtedness provides an important financial resource. When circumstances warrant, in the opinion of management, Montgomery may seek to refinance a property to realize on a portion of the appreciated value while retaining the property for potential additional appreciation. Generally, Montgomery will try to structure such refinancing so that the property will continue to provide sufficient cash flow to meet or exceed requirements for related mortgage amortization and operating expenses. Montgomery's goal is to generate current positive cash flow while achieving possible investment return through potential long-term appreciation. Proceeds from such refinancings will be used for Montgomery's capital requirements. The Company does not expect that it will make special allocations or distributions to Mr. Maniar in connection with property refinancings that may occur in the future.


Capital Requirements

         Montgomery plans to expand its asset base in the future. Expansion is currently focused primarily upon the Eccles Project in South San Francisco, California. On April 7, 2000, Montgomery entered into a letter of intent to sell or exchange this project at a price of $14,500,000, subject to certain adjustments. Montgomery intends to select an income-producing property for purchase by the buyer for exchange with Montgomery. As a result of such an exchange, if completed, Montgomery will be able to deploy the equity in the Eccles Project property that generates a net loss due to carrying costs by acquiring an income-producing asset. If the proposed sale or exchange or another similar transaction is not completed, Montgomery may develop the Eccles Project for offices or a hotel or seek a long-term ground lease. If Montgomery undertakes development of the Eccles Project, it anticipates that approximately $30,000,000 in development funding will be required. Montgomery may seek to borrow required development funding from commercial financial sources, either alone or in conjunction with a possible development partner, in order to spread developmental risks and costs. Montgomery has not obtained any commitment for any development funding or entered into discussions with any possible development partner, and there is no assurance that it will be able to do so. In lieu of developing the Eccles Project, either alone or with a development partner, Montgomery may seek to enter into a long-term ground lease, in which case no additional capital would be required by Montgomery.

         Montgomery believes that diversification is the key to long-term real estate industry viability and success. Therefore, Montgomery plans to diversify its current portfolio with future acquisitions of income producing real estate and/or real estate with development potential. Montgomery will seek the capital for such growth and diversification through both commercial loan sources as well as the sale of equity or debt securities. Although there are no current specific plans for additional capital at this time, as a long-term strategy, Montgomery intends to raise sufficient equity to allow it to expand its asset base.
Montgomery anticipates that it will combine the proceeds from any equity financing with proceeds from loans secured by the properties purchased. In addition to purchasing either a large single asset or multiple income producing assets, Montgomery may purchase potential development sites. No specific properties have been identified for possible acquisition.

Other Matters

         Montgomery has reviewed all recently issued, but not yet accepted, accounting standards in order to determine their effects, if any, on Montgomery's financial condition or results of operations. Based on that review, Montgomery believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Year 2000

         To date, Montgomery has not experienced adverse impacts from its software and systems as a result of the Year 2000 computer problem, nor has it received notice from any of its suppliers, tenants, or lenders of any impacts resulting from the Year 2000 problem. However, there can be no assurance that this will continue to be the case or that adverse impacts will not result in the future from the Year 2000 problem. Montgomery has no year 2000 compliance covenants in any of its leases or loan agreements.

--------------------------------------------------------------------------------
     ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

         The following table sets forth, as of the date of this registration statement, the name, address and shareholdings of each person who owns of record, or was known by Montgomery to own beneficially, 5% or more of the common stock currently issued and outstanding; the name and stockholdings of each director; and the stockholdings of all executive officers and directors as a group. Unless otherwise indicated, all shares consist of common stock, and all such shares are owned beneficially and of record by the named person or group.

                                                       Nature of             Number of            Percentage of
Name of Person or Group (1)                           Ownership(2)            Shares               Ownership(3)
-----------------------------------------------    -------------------    ----------------     ---------------------
Directors and Principal Stockholders
  Dinesh Maniar                                    Common Stock             16,060,000(4)              97.3%
  President and Chairman                           Options                      10,000                  0.0%
                                                                          ------------
  400 Oyster Point Boulevard, Suite 415            Total                    16,070,000                 97.3%
  South San Francisco, CA 94080

  Keith A. Cannon                                  Common Stock                200,700(5)               1.2%
  Director                                         Options                      10,000                  0.0%
                                                                          ------------
                                                   Total                       210,700                  1.3%

  O. Lee Barnett                                   Options                      10,000                  0.0%
  Director, Treasurer and Assistant Secretary

  James M. Hanavan                                 Options                      10,000                 0.0%
  Director and Secretary

  Arthur A. Torres                                 Options                      10,000                  0.0%
  Director

All Executive Officers and Directors as a          Common Stock             16,260,700                 98.5%
   Group (five persons)                            Options                      50,000                  0.3%
                                                                          -------------
                                                   Total                    16,315,700                 98.6%
-------------------------

(1) Unless otherwise indicated, the address of the foregoing persons is in care of Montgomery at its corporate office.
(2) Except as other noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
(3) Calculations of total percentages of shares outstanding for each individual assumes the exercise of options and warrants and conversion of convertible debt held by that individual to which the percentage relates. Percentages calculated for totals of all executive officers and directors as a group assume the exercise of all options and warrants and conversion of convertible debt held by the indicated group.
(4) Includes 16,000,000 shares held of record by Dinesh Maniar and 60,000 shares held by his wife. Does not include 60,000 shares held by an adult child living outside of Mr. Maniar's house.
(5) Includes shares held in Mr. Cannon's individual retirement accounts and 13,000 shares owned by Mr. Cannon's wife.

--------------------------------------------------------------------------------
    ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
--------------------------------------------------------------------------------

Executive Officers and Directors

         Montgomery's articles of incorporation provide for the election of the entire board of directors at each annual meeting of stockholders, each director to serve until the next annual meeting and until such director's successor is elected and qualified. Officers are elected and serve at the pleasure of the board of directors.

         On May 26, 1999, at a special meeting of stockholders, Montgomery's stockholders elected a new board of directors. O. Lee Barnett, who was previously a director, continued as member of the new board and the following persons (nominees of Mr. Maniar) were elected: Dinesh Maniar, Keith A. Cannon, Arthur A. Torres, and James M. Hanavan.

         The following table sets forth the name, age, and position of each current director and executive officer of the Company.

        Name            Age                      Title
   -----------------    ---     ------------------------------------------------

   Dinesh Maniar        59      Chairman of the Board of Directors and President
   Keith A. Cannon      59      Director
   O. Lee Barnett       60      Director and Assistant Secretary
   James M. Hanavan     55      Director and Secretary
   Arthur A. Torres     53      Director

         Dinesh Maniar has been an industrial and commercial real estate developer since 1973. Mr. Maniar is president of the Maniar Investment Group, consisting principally of Diversified Investment and Management Corporation and several affiliated companies active in residential, retail, and office development, management, and investment. Mr. Maniar has built and leased commercial buildings of approximately 2,000,000 square feet. Several of Mr. Maniar's projects have been purchased by such companies as Prudential Life Insurance Company, Bank of America Trust Company, Equitable Life Assurance Company and Grosvenor International. Mr. Maniar's projects have been occupied by leading national and international firms such as Japan Foods (Kikkoman), Coca Cola, Duracell, Aero Electronics, Bally, OMI, Mead Paper, and National Semiconductor.

         Keith A. Cannon, a resident of Carlsbad, California, has been for over five years a stockbroker and registered representative of Wilson-Davis & Co., a broker-dealer based in Salt Lake City, Utah. Since March 1993, he has served as branch president.

         O. Lee Barnett has been self-employed since 1961 as a tax accountant and management consultant. From 1969 until 1989, Mr. Barnett was also a trustee of Mortgage Investment Trust of Utah, located in Salt Lake City, Utah, a real estate investment trust investing in discounted real estate contracts and other real estate evidences of indebtedness as well as unimproved and improved commercial and residential real estate. From 1961 to the present, Mr. Barnett has been an investor in various real estate properties. Mr. Barnett was involved in the development of real estate subdivisions in Salt Lake County, Utah, between 1986 and 1989. Mr. Barnett holds a Bachelor of Science degree from the University of Utah, Salt Lake City, Utah, in Banking and Finance which was obtained in 1961.

         James M. Hanavan has been a stockholder in the San Francisco office of the law firm of Bullivant Houser Bailey since June 1997. Previously, Mr. Hanavan was a senior litigation partner with Gordon & Rees, LLP. Mr. Hanavan has over 20 years experience specializing in the defense of accountants, attorneys, financial planners, ERISA plan administrators, real estate brokers, and other professionals. Mr. Hanavan has substantial experience in real estate-related litigation, as well as in providing business counseling and transactional services for a variety of clients. Mr. Hanavan received his B.S. degree from Pennsylvania State University in 1967 and his juris doctor degree from American University, Washington College of Law in 1973.

         Arthur A. Torres is chairman of the California Democratic Party since February 1996. He served as a California State Senator from 1982 to 1994 and a California State Assemblyman from 1972 to 1982. He serves on the board of directors for the California Planning and Conservation League, Heal the Bay, Coalition for Clean Air, and Los Angeles Educational Alliance for Restructuring Now. As a senator, he served on numerous committees advocating healthcare insurance reform, environmental protection, and business. Mr. Torres received his B.A. degree from the University of California, Santa Cruz, and his juris doctor degree from the University of California, Davis-School of Law.

--------------------------------------------------------------------------------
                         ITEM 6. EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


         To date, Montgomery has not compensated any of its executive officers or directors for their services as such. The officers of Montgomery, including its chief executive officer, Mr. Maniar, perform executive management functions only, and do not directly supervise any of Montgomery's day to day activities. Due to the inherent stability of Montgomery's four (4) real estate assets, Montgomery's executive officers do not devote their full time to Montgomery, and they receive no compensation for their activities. No compensation is allocable to said officers at the current time given the limited level of their involvement. The officers of Montgomery, all of whom are directors, do receive $300 for each meeting of the Board of Directors that they attend. Montgomery does not intend to compensate its executive officers during 2000.

         All day to day activities of Montgomery are performed by DIMC pursuant to its written management agreement as discussed herein. DIMC is compensated for these services as reflected in the financial statements and as discussed below. (See "Item 7. Certain Relationships and Related Transactions. Reimbursement to DIMC for Office Use and Administrative Support.")

         On December 21, 1999, it was determined that the board of directors would receive a $300 honorarium payment per meeting. Prior to such date, no individuals received payment for services as a director. Additionally, each member of the board of directors received options to purchase 10,000 shares of common stock, such options exercisable through December 31, 2002, at an exercise price of $3.125 per share. James T. Graeb, general counsel to DIMC, received options to purchase 5,000 shares of common stock, such options exercisable through December 31, 2002, at an exercise price of $3.125 per share.

--------------------------------------------------------------------------------
             ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

         Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm's length negotiations.

Issuance of Common Stock at Organization

         In connection with its organization, Montgomery issued for $0.05 per share, or an aggregate of $15,000, an aggregate of 300,000 shares of common stock to three persons, including 125,000 shares to Clemons F. (Bud) Walker and 100,000 shares to O. Lee Barnett, both of whom were then executive officers and directors.

Public Offering of Common Stock

         In late 1997, Montgomery sold a total of 200,000 shares of common stock at $1.00 per share for a total of $200,000 in reliance on registration exemptions provided by Rule 504 promulgated under Regulation D under the Securities Act of 1933. The offering was made pursuant to an offering document dated November 26, 1997.

         Rule 504(a)(3) provides that an exemption from the registration provisions of the Securities Act is not available under Rule 504 if the issuer is a development stage company that either has no specific business plan or purpose or that has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. Montgomery was a development stage company at the time of its November 1997 offering described above so an exemption from registration under the Securities Act for such offering may not have been available. In the event of a challenge by an investor seeking rescission of the purchase of securities in such offering based on a claim that no exemption was available, Montgomery would have the burden of establishing that an exemption was available for the subject offering.

Refinancing of Properties Conveyed to Montgomery


         Between October 1997 and March 1999, Mr. Maniar refinanced the previous loans on the four parcels of improved and unimproved real estate that were thereafter conveyed to Montgomery in June 1999 in exchange for 16,000,000 shares of common stock and the assumption of such related indebtedness. Each of the previous loans contained a provision that would have required repayment of the entire outstanding principal balance plus accrued interest on conveyance of the properties to Montgomery. Prior to such refinancings, the previous outstanding loans had principal balances aggregating approximately $10,532,388 at a weighted average interest rate of 8.30% per annum. The new loans, assumed by Montgomery as permitted by the provisions of the new loans when the properties were conveyed to it, had an aggregate original principal balance of approximately $12,400,000 with a weighted average interest rate of 7.35%. The approximately $1,860,000 by which the net proceeds from the new loans exceeded the amount required to repay the loans refinanced plus approximately $100,000 in related costs was retained by Mr. Maniar. Such amount has been reported as part of the distributions for 1998 and 1997 in the accompanying financial statements. The assets that were refinanced in 1997 and 1998 were all refinanced prior to the transfer of the assets into Montgomery Realty Group, Inc., at a time when Mr. Maniar owned the properties outright. No special allocations or distributions were made by the Company to Mr. Maniar subsequent to the contribution of assets in June 1999. The Company does not expect that it will make special allocations or distributions to Mr. Maniar in connection with property refinancings in the future.

Issuance of Common Stock to Acquire Properties

         In June 1999, Montgomery issued and delivered 16,000,000 shares of common stock and assumed approximately $12,400,000 in indebtedness in connection with the acquisition of four parcels of improved and unimproved real estate from Mr. Maniar. As part of the transaction for the conveyance of such properties to Montgomery, the board of directors was expanded from two to five persons, one incumbent director, Clemons F. (Bud) Walker resigned to devote his time to other business interests, and Mr. Maniar and persons designated by him were elected to the resulting four vacancies. Mr. Maniar was appointed president of Montgomery.

         This acquisition of Montgomery's current principal properties has been accounted for as a "reverse acquisition" in which Mr. Maniar is treated as the acquiring company and Montgomery is treated as the acquired company, even though the legal structure of and the transaction designates Montgomery as the acquiring company and Mr. Maniar's four properties as the acquired company. For a more detailed description of the accounting treatment, see "ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

         The terms of the foregoing transaction were the result of arm's length negotiations between Montgomery's management and board of directors and Mr.
Maniar. The board of directors of Montgomery concluded that the issuance of 16,000,000 shares of common stock in exchange for the properties acquired was in the best interest of Montgomery and its stockholders in view of the equity in such properties as reflected by the amount by which the $22,565,000 aggregate appraised market value (now $23,340,000 based on recent appraisals obtained by Montgomery) exceeded the approximately $12,400,000 in aggregate indebtedness assumed and the prospects and opportunities that such acquisition and the related expertise and experience of new management afforded Montgomery.

Promissory Notes to Stockholder

         Montgomery agreed to pay the closing costs associated with the acquisition of the properties from Mr. Maniar. In order to allow Montgomery to maintain its liquidity, Mr. Maniar did not demand immediate reimbursement, but instead agreed to advance $80,000 of said costs. Montgomery issued to Mr. Maniar a promissory note in the amount of $80,000 bearing interest at 10% per annum as repayment of the amount advanced. The promissory note was paid in full in 1999.

         On March 27, 2000, Montgomery executed a promissory note in the amount of $100,000 in favor of Mr. Maniar. Montgomery was required to reduce the principal amount of the loan on the Eccles Project in favor of Redwood Bank by $100,000. Mr. Maniar agreed to loan Montgomery these funds at 10% interest, payable in one (1) year. Montgomery elected to borrow this money rather than reduce its working capital.

Reimbursement to DIMC for Office Use and Administrative Support

         Montgomery obtains the use of office facilities and related administrative support from DIMC, a corporation owned by Mr. Maniar, president, director, and principal stockholder of Montgomery. DIMC's executive offices are located at 400 Oyster Point Boulevard, Suite 415, South San Francisco, California. In addition, Montgomery reimburses DIMC for the use of communications and data processing systems, secretarial and administrative services, office supplies, and related support at their approximate allocable direct cost, as estimated by DIMC, with a minimum monthly payment of $7,500 (such minimum monthly payment to be increased to $10,000 at June 2000 and $15,000 at June 2001).

Management estimates that the total amount to be reimbursed to DIMC for office use and administrative support during 1999 will not exceed $52,500.


         Montgomery uses DIMC's professional property management and development staff, including attorneys, accountants, engineers, and similar professionals to handle all day to day administrative matters for Montgomery, together with such other matters as may be determined by the management of Montgomery and as in connection with Montgomery's business activities. Montgomery will reimburse DIMC its direct costs for such services, including allocable payroll burdens, employee benefits, and related costs, as provided in the Management Agreement between DIMC and Montgomery discussed above. Such costs will vary, depending on the nature and extent of services actually required by Montgomery. If the proposed sale or exchange of the Eccles Project or a similar transaction is not completed and Montgomery determines to proceed with development, Montgomery estimates that costs incurred for such purposes could range from $400,000 to $500,000, unless unusual or extraordinary development problems or delays are encountered, in which case amounts actually reimbursed may be larger. Further, Montgomery will reimburse DIMC for property leasing and related management services in connection with re-leasing any of Montgomery's properties on the expiration or termination of any existing lease.


         Amounts   reimbursed   by   Montgomery  to  DIMC  under  the  foregoing
arrangements may include reimbursement of salaries to persons who may also serve as officers and directors of Montgomery.

Conflicts of Interest in Future Transactions

         In future transactions between the Company and one or more of its officers or directors, an entity in which such officers or directors also serve as officers or directors, or in which they have a financial interest, the common or interested director is obligated to disclose such full circumstances to the board of directors who will then consider the terms of the transaction and determine whether it is in the best interest of and fair to Montgomery, without the participation or vote of the common or interested director.

--------------------------------------------------------------------------------
                       ITEM 8. DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

         Montgomery is authorized to issue 80,000,000 shares of common stock, $0.001 par value; and 20,000,000 shares of preferred stock, $0.001 par value.

Common Stock

         As of the date of this registration statement, Montgomery had 16,500,000 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders are able to elect the entire Board of Directors, and if they do so, minority stockholders would not be able to elect any members to the Board of Directors. Montgomery's bylaws provide that a majority of the issued and outstanding shares of Montgomery constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

         Stockholders of Montgomery have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Montgomery, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

         Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. Montgomery seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the common stock in the foreseeable future.

Preferred Stock

         Under Montgomery's articles of incorporation, the board of directors is authorized, without stockholder action, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or liquidation of the Company, and voting rights, if any.

Penny Stock

         The Securities and Exchange Commission has promulgated rules governing over-the-counter trading in penny stocks, defined generally as securities trading below $5 per share that are not quoted on a national securities exchange or Nasdaq or which do not meet other substantive criteria. Under such rules, Montgomery's common stock is regulated as a penny stock. As a penny stock, the common stock is subject to regulations that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell securities of Montgomery and may also affect the ability of purchasers of Montgomery's common stock to sell their shares in the secondary market. This may also cause fewer broker-dealers willing to make a market and it may affect the level of news coverage received by Montgomery.

         Further, if the price of the common stock is below $5 per share and the issuer does not have $2,000,000 or more in net tangible assets or is not listed on a registered national securities exchange or Nasdaq, sales of such stock in the secondary trading market are subject to certain additional rules promulgated by the Securities and Exchange Commission. Montgomery's stock is currently subject to these additional rules. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell Montgomery's securities, thereby effectively limiting the liquidity of Montgomery's securities. These rules may also adversely affect the ability of persons who acquire common stock of Montgomery to resell their securities in any trading market that may exist at the time of such intended sale.

                                    PART II

--------------------------------------------------------------------------------
  ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS
--------------------------------------------------------------------------------
Limited Trading Market

         Montgomery completed a public offering of 200,000 shares of common stock in December 1997, to approximately 25 purchasers in Nevada and 25 purchasers outside of the United States. Since approximately January 20, 1998, Montgomery's common stock has been quoted on the OTCEBB under the symbol "MGRY." On January 14, 2000, Montgomery's stock symbol was appended with an "E" symbolizing that as of said date, Montgomery had not registered its common stock under the Securities and Exchange Act of 1934, as required by recently adopted regulations.

         There  has  been  no   established,   consistent   trading  market  for
Montgomery's common stock at any time. Quotations are published only intermittently. Therefore, there is no reliable information from which to present data respecting regular trading prices and market activity. As a result, the trading volumes and prices for Montgomery's common stock are expected to fluctuate without regard to the business activities of Montgomery. There can be no assurance that a viable trading market will develop for Montgomery's common stock in the future.

         The trading volume of the common stock is extremely limited, reflecting the small number of shares believed by Montgomery to be eligible for public trading and the limited number of stockholders. Montgomery believes that less than 200,000 shares of the 16,500,000 currently issued and outstanding shares of common stock are eligible for sale in any trading market that may exist for the common stock. This small number of shares available to be publicly traded creates the potential for significant changes in the trading price of the common stock as a result of relatively minor changes in the supply and demand. It is likely that trading prices and volumes for the common stock will fluctuate in the future, without regard to the business activities of Montgomery.

         Only a very limited number of transactions in the common stock are believed to have occurred. Because of the lack of specific transaction information and Montgomery's belief that such quotations are particularly sensitive to actual or anticipated volume of supply and demand, Montgomery does not believe that such quotations are reliable indicators of a trading market for the common stock. In this limited market, brokers typically publish no fixed quotations to purchase a minimum number of shares at a published price, but express a willingness to buy or sell the securities and from time to time complete transactions in the securities at negotiated prices. As of April 11, 2000, the common stock was quoted, subject to the foregoing limitations and qualifications, at $3.00 bid.

         As of the date of this registration statement, the last reported sale for the common stock was at $3.25 per share.

         Between April 23, 1998, and February 9, 2000, the common stock was traded on the OTCEBB under the symbol "MGRY." Since February 10, 2000, the common stock has been quoted in the "pink sheets" published by the National Quotations Bureau. There was no public trading market for Montgomery's common stock prior to April 23, 1998. The following table sets forth the high and low closing bid quotations for Montgomery's common stock as reported on the OTCEBB or the "pink sheets," as the case may be, for the periods indicated, based on interdealer bid quotations, without markup, markdown, commissions, or adjustments (which may not reflect actual transactions).

                                                         High           Low
                                                      -----------   -----------
   2000
       First Quarter                                   $  3.25      $   2.75

   1999
       Fourth Quarter..............................    $  2.875     $   2.50
       Third Quarter...............................       2.875         2.0625
       Second Quarter..............................       3.0625        2.00
       First Quarter...............................       2.00          1.625

   1998
       Fourth Quarter..............................    $  1.75      $   1.50
       Third Quarter...............................       1.625         1.50
       Second Quarter (commencing April 23, 1998)..       1.625         1.00

         Montgomery estimates that as of April 11, 2000, it had approximately 47 stockholders of record.

Penny Stock Regulations

         Montgomery's stock is presently regulated as a penny stock and broker-dealers will be subject to such regulations which impose additional requirements on Montgomery and on broker-dealers who want to publish quotations or make a market in the Montgomery common stock. See "ITEM 8. DESCRIPTION OF SECURITIES."

Dividend Policy

         Montgomery has never paid cash dividends on the common stock or its preferred stock and does not anticipate that it will pay dividends in the foreseeable future. Montgomery currently intends to continue a policy of using retained earnings primarily for the expansion of its business.

Transfer Agent

         Montgomery's registrar and transfer agent is Silver State Registrar & Transfer Corp., 3541 Summer Estates Circle, Salt Lake City, Utah 84121.

--------------------------------------------------------------------------------
                           ITEM 2. LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

         Montgomery is not a party to, and its properties are not the subject of, any material pending legal proceedings, and no material legal proceedings have been threatened by Montgomery or, to the best of its knowledge, against it.

--------------------------------------------------------------------------------
             ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
--------------------------------------------------------------------------------

         None.


--------------------------------------------------------------------------------
                ITEM 4. RECENT SALES ON UNREGISTERED SECURITIES
--------------------------------------------------------------------------------

         Since inception, Montgomery has sold securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

         In connection with the organization of Montgomery, it issued for $0.05 per share, or an aggregate of $15,000, an aggregate of 300,000 shares of common stock to three persons, including 125,000 shares to Clemons F. (Bud) Walker and 100,000 shares to O. Lee Barnett, both of whom were then executive officers and directors and accredited investors, as defined under the Securities Act, and Delta Financial Resources. Delta Financial Resources ("Delta"), George Town, Cayman Islands, and British West Indies, acquired its shares at the time of incorporation of Montgomery. Delta signed a subscription agreement in connection with this transaction, confirming that it was a sophisticated investor with training and experience in financial and investment matters, was able to bear the risks of this investment, and was acquiring the stock for investment as "restricted securities." No offers were made to any other persons in connection with the transaction.

         In May 1999, Montgomery issued 16,000,000 shares of common stock to Mr. Dinesh Maniar, subject to a stop transfer instruction which was removed at the closing on June 8, 1999. At the closing Montgomery assumed approximately $12,400,000 in indebtedness in connection with the acquisition of four parcels of improved and unimproved real estate from Mr. Maniar with fair market value by third-party appraisals between September 1998 and January 1999 aggregating $23,340,000 ($22,565,000 at the time of the transaction). As part of the transaction for the conveyance of such properties to Montgomery, the board of directors was expanded from two to five persons, one incumbent director resigned, and Mr. Maniar and persons designated by him were elected to the resulting four vacancies. Mr. Maniar was appointed president of Montgomery. Mr. Maniar is an accredited investor, as defined under the Securities Act.

         The securities issued in the transactions described above were issued in reliance on the exemption from the registration and prospectus delivery requirements of the Securities Act provided in ss. 4(2) thereof. Each of the persons or entities acquiring the securities acknowledged that the securities were "restricted securities" as defined in rule 144 under the Securities Act; that such shares could not be transferred without registration or an available exemption therefrom, that such purchaser was required to bear the economic risk of the investment for an indefinite period, and that Montgomery would restrict the transfer of the securities in accordance with such representations. The certificates representing the foregoing shares bear an appropriate restrictive legend conspicuously on their face, and stop transfer instructions were noted on Montgomery's stock transfer records. No underwriter participated in any sales.

         In December 1997, Montgomery sold a total of 200,000 shares of common stock at $1.00 per share for a total of $200,000 to approximately 25 stockholders in Nevada and 25 stockholders outside the United States. The securities were sold pursuant to a disclosure document dated November 26, 1997, which contained certain information about Montgomery and the offering. The public offering was completed in reliance on the exemption from registration provided by Rule 504 promulgated under the Securities Act.

         Montgomery believes the exemption provided by Rule 504 was available for the offering because of the following circumstances: (i) the aggregate offering price, when integrated with all sales within the previous twelve months, did not exceed $1,000,000; (ii) Montgomery was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (iii) Montgomery was not an investment company; and (iv) although Montgomery was a development stage company, it asserts that it had a specific business plan or purpose of managing and acquiring an ownership interest in commercial and industrial income producing real estate.

         Rule 504(a)(3) provides that an exemption from the registration provisions of the Securities Act is not available under Rule 504 if the issuer is a development stage company that either has no specific business plan or purpose or that has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. Montgomery was a development stage company at the time of its November 1997 offering described above so an exemption from registration under the Securities Act for such offering may not have been available. In the event of a challenge by an investor seeking rescission of the purchase of securities in such offering based on a claim that no exemption was available, Montgomery would have the burden of establishing that an exemption was available for the subject offering.

--------------------------------------------------------------------------------
               ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

         Montgomery's articles of incorporation contain provisions providing for the indemnification of officers and directors by Montgomery to the full extent permitted by Nevada corporate law.

                                    PART F/S

         The financial statements of Montgomery Realty Group, including the auditors' report, are included beginning at page F-1 immediately following the signature page of this report.

                                    PART III

               ITEMS 1 AND 2. INDEX TO AND DESCRIPTION OF EXHIBITS

     SEC        Exhibit
  Reference      Number                           Title of Document                                  Location
   Number
------------------------- -------------------------------------------------------------------   -------------------
Articles of  Incorporation and Bylaws

     3         3.01       Articles of  Incorporation                                            Original Filing
     3         3.02       Amendment to Articles of Incorporation                                Original Filing
     3         3.03       Bylaws                                                                Original Filing

Instruments Defining the Rights of Security Holders
     4         4.01       Articles of  Incorporation                                            See Item 3
     4         4.02       Amendment to Articles of Incorporation                                See Item 3
     4         4.03       Bylaws                                                                See Item 3

Material Contracts
     10        10.01      Purchase and Sale  Agreement  dated  effective May 5, 1999, by and    Original Filing
                          between  Dinesh Maniar and Montgomery Realty Group, Inc.
     10        10.02      Lease  Agreement  dated  April 21,  1988,  by and  between  Dinesh    Original Filing
                          Maniar,  landlord,  and John W. Keker, P. C., William A. Brockett,
                          P.C.,  Robert A. Van Nest,  P.C. and  individually  John W. Keker,
                          Wi11am A Brockett,  Robert A. Van Nest, R. Elaine  Leitner,  David
                          J.  Meadows,  Jeffrey R.  Chanin,  and Gary M. Cohen,  and Keker &
                          Brockett,  a California  General  Tenants,  regarding the lease of real property commonly known as Keker & Van Nest Office Building.
     10        10.03      Lease  Agreement  dated  July  20,  1988  by and  between  Pacific    Original Filing
                          Quadrant  Development  Company, a California general  partnership, as landlord and Wickes Companies,  Inc., a Delaware corporation as tenant  regarding  the  lease of real  property  known as  Orchard
                          Supply Shopping Center.

                                       33

     SEC        Exhibit
  Reference      Number                           Title of Document                                  Location
   Number
------------------------- -------------------------------------------------------------------   -------------------
     10        10.04      Agreement of  Assignment  and  Assumption  of Leases dated June 2,    Original Filing
                          1999 by and between  Dinesh  Maniar and  Montgomery  Realty Group,
                          Inc  regarding  the real  property  commonly  known as the Keker &
                          Van Nest Office Building.
     10        10.05      Agreement of  Assignment  and  Assumption  of Leases dated June 2,    Original Filing
                          1999 by and between  Dinesh  Maniar and  Montgomery  Realty Group,
                          Inc  regarding  the real  property  commonly  known as the Orchard
                          Supply Shopping Center.
     10        10.06      Contact  for  Management  Agreement  dated  June 9,  1999,  by and    Original Filing
                          between Montgomery Realty Group, Inc., and Diversified  Investment
                          and  Management  Corporation,   relating  to  management  services
                          provided to Montgomery.
     10        10.07      Promissory  Note  dated June 2, 1999,  in the  original  principal    Original Filing
                          amount of $80,000  payable by Montgomery  Realty  Group,  Inc., to
                          Dinesh Maniar.
     10        10.08      Promissory  Note dated March 27, 2000,  in the original  principal    Original Filing
                          amount of $100,000  payable by Montgomery  Realty Group,  Inc., to
                          Dinesh Maniar.

Financial Data Schedule
     27        27.01      Financial Data Schedule                                               Original Filing


--------------------------------------------------------------------------------
                                   SIGNATURES
--------------------------------------------------------------------------------

         Pursuant to the requirements of section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:  April 24, 2000.                          MONTGOMERY REALTY GROUP, INC.
                                                 (Registrant)


                                                 By /s/ Dinesh Maniar
                                                    --------------------------
                                                    Dinesh Maniar, President

MONTGOMERY REALTY GROUP, INC.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page

INDEPENDENT AUDITORS' REPORT                                            F-2

FINANCIAL STATEMENTS:

   Balance Sheets - December 31, 1999 and 1998                          F-3

   Statements of Operations - Years Ended December 31, 1999 and 1998    F-4

   Statement of Stockholders' Deficit - Years Ended December 31, 1999
     and 1998                                                           F-5

   Statements of Cash Flows - Years Ended December 31, 1999 and 1998    F-6

   Notes to Financial Statements                                        F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Montgomery Realty Group, Inc.:

We have audited the accompanying balance sheets of Montgomery Realty Group, Inc. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP

San Francisco, California
January 21, 2000

MONTGOMERY REALTY GROUP, INC.

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
------------------------------------------------------------------------------------------------------------------------
                                                                                               1999           1998
ASSETS

PROPERTY:
  Land                                                                                       $ 2,699,500     $ 2,699,500
  Building                                                                                     5,040,000       5,040,000
  Improvements                                                                                 3,279,384       3,257,784
                                                                                             -----------     -----------
           Total                                                                              11,018,884      10,997,284

  Less accumulated depreciation                                                               (2,505,378)     (2,284,673)
                                                                                             -----------     -----------

           Property, net                                                                       8,513,506       8,712,611

CASH                                                                                             134,361             130

TENANT RECEIVABLES                                                                                31,137           3,527

PREPAID EXPENSES AND OTHER ASSETS                                                                 36,949           5,884

DEFERRED LEASE COMMISSIONS, Net of accumulated amortization of
  $3,081 and $146,402, respectively                                                               13,995          23,667

DEFERRED LOAN COSTS, Net of accumulated amortization of $25,384
  and $32,341, respectively                                                                      134,906         137,260

DEFERRED RENT RECEIVABLE                                                                          40,425          74,321

DEFERRED TAX ASSET                                                                             1,492,435            -
                                                                                             -----------     -----------
TOTAL ASSETS                                                                                 $10,397,714     $ 8,957,400
                                                                                             ===========     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES:
  Notes payable                                                                              $12,338,166     $12,376,326
  Accounts payable                                                                                67,292          52,170
  Accrued interest                                                                                68,112          49,835
  Security deposits and prepaid rent                                                             103,150          43,453
                                                                                             -----------     -----------
TOTAL LIABILITIES                                                                             12,576,720      12,521,784
                                                                                             -----------     -----------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' DEFICIT:
  Common  stock,  $0.001 par value;  authorized  80,000,000  shares;  issued and outstanding, 16,500,000 shares at December 31, 1999,
    16,000,000 shares at December 31, 1998                                                        16,500          16,000
  Preferred stock, $0.001 par value; authorized 20,000,000 shares; no
    shares issued and outstanding at December 31, 1999 and 1998                                     -               -
  Additional capital                                                                           1,692,742               -
  Accumulated deficit                                                                         (3,888,248)     (3,580,384)
                                                                                             -----------     -----------
TOTAL STOCKHOLDERS' DEFICIT                                                                   (2,179,006)     (3,564,384)
                                                                                             -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                  $10,397,714     $ 8,957,400
                                                                                             ===========     ===========

See notes to the financial statements.

MONTGOMERY REALTY GROUP, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998
-----------------------------------------------------------------------------------------------------------------------

                                                                                                1999             1998
REVENUES:
  Rent                                                                                       $ 1,367,749     $ 1,316,285
  Other                                                                                            2,228             509
                                                                                             -----------     -----------
           Total revenues                                                                      1,369,977       1,316,794
                                                                                             -----------     -----------

EXPENSES:

  Real estate taxes                                                                               99,288         105,978
  Utilities                                                                                       11,900          12,799
  Repairs and maintenance                                                                         10,559           6,260
  General building                                                                                16,383          17,302
  Administration                                                                                 136,178          67,699
  Insurance                                                                                       20,109           9,296
  Management fee                                                                                  73,355          41,604
  Depreciation                                                                                   220,705         220,345
  Amortization (Note 1)                                                                           54,483         109,221
                                                                                             -----------     -----------
           Total expenses                                                                        642,960         590,504
                                                                                             -----------     -----------

INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND
  EXTRAORDINARY ITEM                                                                             727,017         726,290

INTEREST EXPENSE, NET                                                                           (925,004)       (934,264)
                                                                                             -----------     -----------

LOSS BEFORE EXTRAORDINARY ITEM AND INCOME TAXES                                                 (197,987)       (207,974)

EXTRAORDINARY ITEM, EARLY EXTINGUISHMENT OF DEBT                                                    -           (153,077)
                                                                                             -----------     -----------

LOSS BEFORE INCOME TAXES                                                                        (197,987)       (361,051)

DEFERRED INCOME TAX BENEFIT                                                                       43,085            -
                                                                                             -----------     -----------
NET LOSS                                                                                     $  (154,902)    $  (361,051)
                                                                                             ===========     ===========

LOSS PER COMMON SHARE BEFORE EXTRAORDINARY
  ITEM, BASIC AND DILUTED                                                                    $    (0.010)   $     (0.013)

EXTRAORDINARY ITEM PER COMMON SHARE, BASIC
  AND DILUTED                                                                                       -             (0.010)
                                                                                             -----------     -----------
NET LOSS PER COMMON SHARE, BASIC AND DILUTED                                                 $    (0.010)    $    (0.023)
                                                                                             ===========     ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES,
  BASIC AND DILUTED                                                                           16,282,967      16,000,000
                                                                                             ===========     ===========

See notes to the financial statements.

MONTGOMERY REALTY GROUP, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 1999 AND 1998
----------------------------------------------------------------------------------------------------------------------------

                                        Shares of
                                          Common         Common      Additional          Accumulated
                                          Stock          Stock         Capital              Deficit            Total

BALANCE, January 1, 1998                   16,000,000     $ 16,000                        $(1,574,475)      $(1,558,475)

DISTRIBUTIONS                                                                              (1,644,858)       (1,644,858)

NET LOSS                                                                                     (361,051)         (361,051)
                                           ----------     --------                        -----------       -----------

BALANCE, December 31, 1998                 16,000,000       16,000                         (3,580,384)       (3,564,384)

DISTRIBUTIONS
  January 1, 1999 through
  June 8, 1999                                                                               (152,962)         (152,962)

CONTRIBUTIONS                                                             $ 28,892                               28,892

REVERSE ACQUISITION OF
  MONTGOMERY REALTY
  GROUP, INC., June 8, 1999                   500,000          500         214,500              -               215,000

REVERSE ACQUISITION -
  TAX BENEFIT                                                            1,449,350                            1,449,350

NET LOSS                                                                                     (154,902)         (154,902)
                                           ----------     --------     -----------        -----------       -----------
BALANCE, December 31, 1999                 16,500,000     $ 16,500     $ 1,692,742        $(3,888,248)      $(2,179,006)
                                           ==========     ========     ===========        ===========      ============

See notes to the financial statements.


MONTGOMERY REALTY GROUP, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998
-----------------------------------------------------------------------------------------------------------------------
                                                                                          1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                  $(154,902)       $ (361,051)
  Depreciation and amortization                                                               275,188           329,566
  Deferred rent receivable                                                                     33,896            47,092
  Deferred taxes                                                                               43,085              -
  Write-off of deferred loan costs                                                               -              101,558
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Tenant receivables                                                                        (27,610)              527
    Prepaid expenses and other assets                                                         (31,065)             (910)
    Accounts payable                                                                           15,122            25,895
    Accrued interest                                                                           18,277           (78,184)
    Security deposits and prepaid rent                                                         59,697           (53,026)
                                                                                            ---------      ------------
           Net cash provided by operating activities                                          145,518            11,467
                                                                                            ---------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property                                                                       (21,600)             -
  Payment of lease commissions and loan costs                                                 (42,457)         (210,417)
                                                                                            ---------      ------------
           Net cash used in investing activities                                              (64,057)         (210,417)
                                                                                            ---------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable                                                      52,990        12,475,063
  Payments on notes payable                                                                   (91,150)      (10,631,125)
  Issuance of common stock                                                                    215,000              -
  Distributions                                                                              (152,962)       (1,644,858)
  Additional capital contribution                                                              28,892              -
                                                                                            ---------      ------------
           Net cash provided by financing activities                                           52,770           199,080
                                                                                            ---------      ------------
INCREASE IN CASH                                                                              134,231               130

CASH, BEGINNING OF YEAR                                                                           130               -
                                                                                            ---------      ------------
CASH, END OF YEAR                                                                           $ 134,361      $        130
                                                                                            =========      ============

See notes to the financial statements.

MONTGOMERY REALTY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.    ORGANIZATION, BASIS OF PRESENTATION, AND SUMMARY OF
      SIGNIFICANT ACCOUNTING POLICIES

      Organization and Ownership Structure - Montgomery Realty Group, Inc. (the "Company") was formed on August 20, 1997 and did not have significant operations from its formation through June 7, 1999. On June 8, 1999, the Company completed the acquisition of four properties in the San Francisco Bay Area (the "Properties") held by Dinesh Maniar, a private investor ("Mr. Maniar"), in exchange for 16,000,000 shares of the Company's common stock and the assumption of the outstanding indebtedness of the Properties. The acquisition of the Properties has been accounted for as a "reverse acquisition" and recapitalization whereby, for financial reporting purposes, the Properties acquired the Company. See "Basis of Presentation," below.

      The Properties are summarized as follows:

                                                                                                      Maniar
                         Name                       Location                     Use             Acquisition Date

      Keker & Van Nest Office
        Building                           San Francisco, CA           Professional offices            1980
      Orchard Supply Shopping
        Center                             San Ramon, CA               Retail shopping center          1991
      San Ramon Retail Center              San Ramon, CA               Retail shopping center          1991
      Eccles Project                       South San Francisco, CA     Land                            1980

      Basis of Presentation - The acquisition of the Properties was accounted for as a "reverse acquisition" whereby, for accounting purposes, the Properties acquired the Company under the purchase method of accounting and, due to the lack of significant prior Company operations, was substantially recorded as a recapitalization. Accordingly, the historical financial statements have been restated after giving effect to the June 8, 1999 acquisition of the Company. The financial statements have been prepared to give retroactive effect of the reverse acquisition completed on June 8, 1999 and represent the operations of the Properties. Consistent with reverse acquisition accounting: (i) all of the Properties' assets, liabilities and accumulated deficit are reflected at their combined historical cost (as the accounting acquirer) and (ii) the preexisting outstanding shares of the Company (the accounting acquiree) are reflected at their net asset value as if issued on June 8, 1999. In addition, the benefit of deferred tax assets created by the contribution of the Properties on June 8, 1999 has been recorded as additional capital. Distributions shown in the accompanying statement of stockholders' deficit represent the Properties' cash flows and refinancing proceeds distributed to Mr. Maniar prior to the reverse acquisition.

      Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Property is stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from ten to 40 years. When the Company concludes that the recovery of the carrying value of a property is impaired, it reduces such carrying amount to the estimated fair value of the investment.

      Maintenance and minor repairs and replacements are expensed when incurred.

      Impairment of Long-Lived Assets - The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires recognition of impairment losses related to long-lived assets in the event the net carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the impairment of its long-lived assets when events or charges in circumstances indicate that the carrying value of an asset may not be recoverable.

      Deferred lease commissions are amortized on a straight-line basis over the lives of the related leases.

      Deferred loan costs are amortized on a straight-line basis over the term of the loan.

      Revenue Recognition - Rental revenue is recognized in an amount equal to minimum base rent plus fixed rental increases amortized on a straight-line basis over the term of the lease. Differences between revenue recognized and amounts due under the lease agreement are recorded as deferred rent receivable in the accompanying balance sheets. Tenant recoveries are recognized when earned.

      Stock-Based Compensation - The Company accounts for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company reports non-employee stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

      Income taxes are accounted for using the asset and liability method, under which deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The operations of the Properties have been excluded from the calculation of the tax provision for the period prior to June 8, 1999 as the income taxes of such operations were the responsibility of Mr. Maniar.

      Basic and diluted loss per share are computed by dividing net loss by the weighted average number of shares outstanding of 16,282,967 in 1999 and 16,000,000 in 1998.

2.    PROPERTY

      Net book value of the property at December 31, 1999 and 1998 and the most recent appraisal value are as follows:

                                           Net Book Value                Appraisal          Appraisal
             Property                 1999              1998              Value                Date
      Keker & Van Nest Office
        Building                    $3,052,132        $3,172,727        $ 6,750,000        October 1998
      San Ramon Retail Center
        and Orchard Supply                                                                 September 1998/
      Shopping Center                4,921,874         5,000,384          7,640,000          December 1998
      Eccles Project                   539,500           539,500          8,950,000        November 1999
                                    ----------        ----------        -----------
Total                                $8,513,506        $8,712,611       $23,340,000
                                    ===========       ===========       ===========

        Appraisal values are derived from independent appraisal reports prepared by members of the Appraisal Institute. Determination of estimated market value involves subjective judgement because the actual market value of a real estate investment can be determined only by negotiation between the parties in a sales transaction.

        The San Ramon Retail Center and Orchard Supply Shopping Center includes the net book values and appraisal values of both properties as they are adjoining properties.

3.    NOTES PAYABLE

      Notes payable as of December 31, 1999 and 1998 were as follows:

                                                                           1999              1998

        Promissory  note with a bank in the  principal  amount of
          $4,800,000,  dated  November  25,  1998.  The  note  is
          secured  by deeds of trust and  assignment  of rents on
          Keker & Van Nest Office  Building and bears interest at
          the fixed  rate of 6.67% per annum  through  January 1,
          2009.   Monthly  interest  and  principal  payments  of
          $32,251 are required  through  January 1, 2009 when the
          remaining  principal  and accrued  interest are due and
          payable.                                                     $ 4,756,125        $ 4,800,000

        Line of  credit  with a bank for a maximum  borrowing  of
          $2,000,000,  dated March 23, 1998.  The line is secured
          by deeds of trust  and  assignment  of rents on  Eccles
          Project and bears  interest at the prime rate plus 1.0%
          (9.50% at December 31, 1999). Monthly interest payments
          are  required   through   March  23,  2000.                    1,999,000          1,946,010

        Promissory  note with a bank in the  principal  amount of
          $5,100,000, dated July 22, 1998. The note is secured by
          deeds  of trust  and  assignment  of  rents on  Orchard
          Supply  Shopping Center and bears interest at the fixed
          rate of 7.05% per annum through August 1, 2008. Monthly
          interest and principal payments of $34,102 are required
          through August 1, 2008 when the remaining principal and
          accrued   interest  are  due  and  payable.                    5,038,041          5,085,316

        Promissory  note with a bank in the  principal  amount of
          $545,000, dated September 29, 1998. The note is secured
          by deeds of trust and  assignment of rents on San Ramon
          Retail Center and note bears interest at the fixed rate
          of 11%  per  annum  through  June  1,  2000,  when  the
          principal  and accrued  interest  are due and  payable.
                                                                           545,000            545,000
                                                                       -----------        -----------
        Total                                                          $12,338,166        $12,376,326
                                                                       ===========        ===========

      On June 2, 1999, the Company entered into a shareholder loan in the principal amount of $80,000. The note bore interest at the fixed rate of 10.00% per annum through December 1, 1999. The note was repaid in full upon maturity.

      Interest paid on the notes in 1999 and 1998 was $911,436 and $1,017,177, respectively.

      Principal installments due on the notes payable subsequent to December 31, 1999 are as follows:

          2000                                                      $ 2,642,642
          2001                                                          105,654
          2002                                                          113,165
          2003                                                          120,519
          2004                                                          129,088
          Thereafter                                                  9,227,098
                                                                    -----------
          Total                                                     $12,338,166
                                                                    ===========

      Losses resulting from early extinguishment of debt, such as prepayment penalties and write-offs of deferred loan costs, are recognized as extraordinary items in the accompanying statements of operations.

4.    OPERATING LEASES WITH TENANTS

      The rental operations include leasing commercial office and retail space to tenants under non-cancelable operating leases. As of December 31, 1999 and 1998, two tenants occupied 90% of leasable square feet and represented 87% and 88% of total 1999 and 1998 revenue, respectively.

      Minimum future rent under noncancelable operating leases extending past December 31, 1999 are summarized as follows:

          2000                                                      $ 1,359,000
          2001                                                        1,345,000
          2002                                                        1,331,000
          2003                                                        1,328,000
          2004                                                        1,264,000
          Thereafter                                                  4,369,000
                                                                    -----------
          Total                                                     $10,996,000
                                                                    ===========

5.    TRANSACTIONS WITH AFFILIATES AND COMMITMENTS AND CONTINGENCIES

      The Properties and the Company entered into management agreements with Diversified Investment and Management Corporation ("DIMC"), an affiliate of Mr. Maniar. The current agreement, dated June 9, 1999, extends through December 31, 2005 and requires management fees to be paid to DIMC equal to the greater of 3% of gross revenues or a fixed amount equal to $7,500 per month for the first twelve months, $10,000 per month for the second twelve months, and $15,000 per month thereafter. Management fees paid were $52,500 and $41,604 in 1999 and 1998, respectively. Accrued management fees of $20,855 are included in accounts payable at December 31, 1999.

6.    STOCK OPTIONS

      In December 1999, the Company granted stock options to purchase 55,000 shares of common stock exercisable through December 31, 2002 at an exercise price of $3.125 per share. The options were granted to its directors (50,000 shares) and the general counsel to DIMC (5,000 shares). No compensation expense has been recognized in the financial statements for the stock options. The fair value of the stock based awards is de minimus at December 31, 1999.

7.    INCOME TAXES

      The Company provides a deferred tax expense or benefit equal to the change in the deferred tax assets during the year. Deferred tax assets and liabilities at December 31, 1999 related primarily to temporary differences resulting from differing tax and book bases of fixed assets, net operating loss carryforwards, and deferred state taxes. Significant components of the Company's net deferred tax balances at December 31, 1999 were as follows:

          Deferred tax assets:
            Differing bases of fixed assets                         $1,527,889
            Net operating loss carryforwards                            38,461
            Other                                                       92,965
                                                                    ----------
                Total deferred tax assets                            1,659,315
                                                                    ----------
          Deferred tax liabilities:
            Deferred state taxes                                      (112,479)
            Other                                                      (54,401)
                                                                    ----------
                Total deferred tax liabilities                        (166,880)
                                                                    ----------
          Net deferred tax assets                                   $1,492,435
                                                                    ==========


      The 1999 income tax benefit consists of the following:

          Deferred income tax benefit:
            Federal                                                    $37,300
            State                                                        5,785
                                                                       -------
               Total income tax benefit                                $43,085
                                                                       =======


      The reconciliation between the Company's 1999 effective tax rate on earnings before income taxes and the statutory federal income tax rate of 34% was as follows:

          Statutory federal rate                                         34.0%
          State income taxes, net of federal income tax benefit           1.9
          Income excluded from provision                                (14.2)
                                                                        ------
          Effective tax rate                                             21.7%


                                     ******